Delaware Pooled Trust  NSAR B

Exhibit List

Sub Item 77D: Policies with respect to
security investments.

On August 16, 2007, the Board of Trustees of
Delaware Pooled Trust unanimously voted to approve changes to The Core Focus Fixed
Income Portfolios, The Core Plus Fixed Income
Portfolios, The High Yield Bond Portfolios, and
The Intermediate Fixed Income Portfolios (each, a Portfolio and collectively, the Portfolios), investment strategies and policies to: (1) increase The Intermediate Fixed Income
Portfolios ability to invest in illiquid securities from 10% to 15% of net assets; (2) broaden The
Core Focus Fixed Income Portfolios, The Core
Plus Fixed Income Portfolios, and The
Intermediate Fixed Income Portfolios
investment authority to invest in swaps of up to 30 years; and (3) permit each Portfolio to invest without restriction in loan participations. The changes to the Portfolios investment strategies and policies are incorporated herein by reference to the supplement dated August 24, 2007 to the Registrants prospectuses for the Portfolios dated February 28, 2007 as filed with the Securities and Exchange Commission on August 24, 2007 (SEC Accession No.
0001137439-07-000372).